Exhibit 10.47

CONSULTING AGREEMENT
WITH
CABLEVISION SYSTEMS CORPORATION

THIS AGREEMENT, made the 27th day of January 2001, by and between CABLEVISION SYSTEMS CORPORATION, a Delaware corporation (hereinafter the “Corporation”), and JOHN TATTA (hereinafter “Tatta”).

W I T N E S S E T H:

WHEREAS, Tatta is the former President and Chief Operating Officer of the Corporation, and has served as a consultant to the Corporation since 1989;

WHEREAS, the Corporation desires to continue to obtain the services of Tatta as a consultant, and Tatta desires to perform such services, upon the terms and conditions of this Consulting Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.                                       Term.  The Corporation hereby retains Tatta as a consultant and Tatta hereby agrees to act as a consultant for the Corporation, commencing on the date hereof and continuing for a period of three (3) years thereafter (hereinafter the “Term”), upon the terms and conditions hereinafter set forth.

2.                                       Duties.  Tatta shall serve as a consultant to the Corporation, performing such advisory and consulting services as may be reasonably requested from time to time by the Corporation.  If elected, Tatta shall also serve as a member of the Board of Directors of the Corporation, and as Chairman of the Executive Chairman and as a member of the Compensation Committee of the Board of Directors.  In furnishing all such services, Tatta shall act in the capacity of an independent contractor and not as an employee of the Corporation.  During the Term, Tatta shall devote up to one-half of his working time, skill, labor and attention to the Corporation, but shall not be required, without his consent, to work more than two calendar weeks during any calendar month and shall not be required to render any services (other than as a director), without his consent, at a distance of more than 50 miles from his then home.  Subject to the foregoing, Tatta shall devote to the services and duties provided for in this Agreement such time as may be required for their executive performance.  In the event of Tatta’s death, all obligations of the Corporation hereunder shall cease, except that the Corporation will make a lump sum death benefit payment to Tatta’s estate equal to the greater of one year’s annual consulting fee or one-half the aggregate consulting fees that would have been payable to him during the remainder of the Term.  The Corporation or its successor may choose for any reason not to avail itself of Tatta’s services hereunder, but such decision (unless made under paragraph 9 hereof) shall not relieve the parties of any of their obligations hereunder.

3.                                       Compensation.  In consideration for his advisory and consulting services under this Agreement, Tatta shall receive an annual consulting fee of Three Hundred Fifty Thousand Dollars ($35,000).  In addition, Tatta shall receive the Corporation’s customary compensation for service on the Board of Directors and its Committees.  The annual consulting fee shall be payable monthly, commencing February 15, 2001.

4.                                       Expenses.  Tatta shall be reimbursed by the Corporation for reasonable business expenses actually incurred or paid by him, consistent with the policies of the Corporation, in rendering to the Corporation the services provided for herein, upon presentation of expense statements or such other supporting information as the Corporation may customarily require.

5.                                       Time, Efforts, and Loyalty.  Tatta agrees to devote during the term of this Agreement such of his working time, efforts, attention and energies, as shall be necessary and appropriate for the efficient performance of his duties hereunder.  Tatta agrees that, during the entire term of this Agreement, he will faithfully and diligently serve and further the interests of the Corporation according to the best of his ability.

6.                                       Health Insurance.  Tatta shall have the right to continue to participate in the Corporation’s supplemental health benefit plan on the same terms as other senior executives of the Corporation, pursuant to which Medicare shall provide primary coverage and the insurer shall provide secondary coverage.  Tatta shall be responsible for the insurance premium therefor.

7.                                       Life Insurance.  The Corporation will continue to maintain the life insurance policy with New York Life obtained by the Corporation on the lives of Tatta and his wife, Anne Tatta.  As previously agreed, during the lives of Tatta and his wife, the Corporation shall pay the annual premium necessary to maintain such policy at its current face amount, it being understood that the cost thereof shall be considered by the Corporation as compensation to Tatta hereunder.

8.                                       Non-Competition.  It is agreed that the Corporation’s business and the services to be rendered hereunder by Tatta are special, unique and of extraordinary character and that in the event Tatta shall, without the written consent of the Corporation, perform services or agree to perform in the future services for any competing person, firm, association or corporation during the Term, then the Corporation shall be entitled, if it so elects, to institute or prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any such breach of this contract, or to enforce the specific performance thereof by Tatta or to enjoin Tatta from performing services for any said person, firm, association or corporation during the period of services herein contracted for, and nothing herein contained shall be construed to prevent such other remedy in the courts in the case of any breach by Tatta of this Agreement, as the Corporation may elect to invoke.  Nothing herein contained shall be deemed to prohibit Tatta from owning stock in any corporation whose stock is traded on a national stock exchange or over the counter market whether or not such corporation’s business in competitive with that of the Corporation; provided, however, that such ownership, when aggregated with any similar ownership by members of Tatta’ immediate family, shall not exceed five percent (5%) of the outstanding stock of any such corporation.

9.                                       Termination of Agreement.  If any one of the following events occur during the Term, this Agreement and all rights granted herein, except as provided herein, shall be immediately terminable at the option of the Board of Directors of the Corporation:

a)                                      Tatta being adjudicated a bankrupt (which for purposes hereof shall include voluntary or involuntary adjudication of personal bankruptcy by a court of competent jurisdiction or an assignment by Tatta for the benefit of his creditors);

b)                                     Tatta suffers a disability, as determined under paragraph 10 hereof; or

c)                                      Upon the breach or non-performance of any of the covenants Tatta has given hereunder.

10.                                 Disability Determined.  “Disability” for purposes of Paragraph 9 hereof shall be deemed to exist upon the occurrence of any involuntary inability of Tatta to consistently carry out and perform his full duties and obligations hereunder for a period of six (6) consecutive months.  Said six-month period shall commence on the first date that Tatta shall be involuntarily unable to perform his full duties and obligations hereunder, and shall continue to run until said six-month period shall lapse or until Tatta shall be able to perform his full duties and obligations for a period of not less than thirty (30) days, whichever event shall first occur.  In the event Tatta fails to commence this consistent performance of such duties as contained herein at the end of said six month period, the Corporation may, at its option, notify Tatta at any time thereafter prior to his return that, if Tatta fails to perform such duties within thirty (30) days after the date of said notice, this Agreement shall terminate.

11.                                 Notices.  All notices or other communications required hereunder shall be in writing and shall be deemed to have been duly given as of the day and time of mailing by certified or registered mail, postage prepaid, to the respective parties at their last known address.

12.                                 Assignment.  This Agreement shall be binding upon and inure to the benefit of both the Corporation and Tatta and their respective successors, heirs and personal representatives, but neither this Agreement nor any rights hereunder may be assigned by either the Corporation or Tatta without the written consent of the other party.

13.                                 Entire Agreement.  This Agreement contains the entire understanding between the parties hereto, and shall supersede any prior understandings or written or oral agreements between the parties respecting the within subject matter.  This Agreement shall not be modified except in writing signed by each of the parties hereto.

14.                                 Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

15.                                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law: but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or Invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

16.                                 Waiver.  No delay or omission of either party hereto to exercise rights under this Agreement shall impair any such right or power or shall be construed to be a waiver of any default or acquiescence therein.  No waiver of any default shall be construed, taken, or held to be a waiver of any default, or waiver, acquiescence in, or consent to any further or succeeding default of the same nature.

17.                                 Applicable Law.  This Agreement shall be construed and administered and the validity thereof shall be determined in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and month and year first above written.

CABLEVISION SYSTEMS CORPORATION

By:	/s/ James L. Dolan
James L. Dolan
Chief Executive Officer

/s/ John Tatta
John Tatta